Exhibit 2

AGREEMENT

This Agreement (the “Agreement”) is entered into as of June 29, 2012 by and between GIP II Eagle 4 Holding GP, LLC, a Delaware limited liability company (“Eagle 4”), Global Infrastructure GP II, L.P., a Guernsey limited partnership (“GP II”), and GIP II Eagle Holdings Partnership, L.P., a Delaware limited partnership (“Eagle Holdings,” and, together with Eagle 4 and GP II, the “Parties”).

WHEREAS, the Parties desire to set forth certain agreements with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” has the meaning set forth in Rule 405 promulgated under the U.S. Securities Act of 1933, as amended, provided that CHKM and CMV and their respective affiliates shall be deemed not to be “Affiliates” of the Global Infrastructure Management, LLC, Eagle 4 or the Company.

“Agreement” has the meaning set forth in the introduction.

“CHKM” means Chesapeake Midstream Partners, L.P., a Delaware limited partnership.

“CHKM GP” means Chesapeake Midstream GP, L.L.C., a Delaware limited liability company and the sole general partner of CHKM.

“CHKM Units” means common units and subordinated units of CHKM.

“CMV” means Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company.

“CMV Units” means limited liability company interests of CMV.

“Company” means GIP II Coinvest Holding 1 (Eagle U.S.), LLC, a Delaware limited liability company.

“Eagle 4” has the meaning set forth in the introduction to this Agreement.

“Eagle Holdings” has the meaning set forth in the introduction to this Agreement.

“Equity Syndication” means the syndication of a portion of the interests held by the Fund directly or indirectly in Eagle Holdings, or if the CHKM Units and/or CMV Units are held directly by the Fund or by another entity directly or indirectly held by the Fund, such other entity or such CHKM Units and/or CMV Units.

“Feeder Vehicle” means any Person organized by the Eagle 4 or one of its Affiliates for the purposes of investing in the Company as a member and designated a “Feeder Vehicle” by the Eagle 4 in its sole discretion.

“Fund” means any of Global Infrastructure Partners II-A, L.P., a Delaware limited partnership, Global Infrastructure Partners II-A1, L.P., a Guernsey limited partnership, Global Infrastructure Partners II-B, L.P., a Guernsey limited partnership, Global Infrastructure Partners II-B Feeder Vehicle, L.P., a Guernsey limited partnership, Global Infrastructure Partners II-C, L.P., a Guernsey limited partnership, GIP II-C Intermediate, L.P., a Guernsey limited partnership, Global Infrastructure Partners II-D1, L.P., a Scottish limited partnership, GIP II-D1 Intermediate (Scot), L.P., a Scottish limited partnership and any successor thereto, and each of their respective alternative investment vehicles, parallel funds and feeder vehicles.

“Fund Owner” means any Fund or any of its co-investment partnerships, related vehicles or portfolio companies, in each case interests in which are not owned directly or indirectly by the Company.

“GP II” has the meaning set forth in the introduction.

“Holding Partnership” means GIP II Eagle 4 Holding, L.P., a Delaware limited partnership.

“Parties” has the meaning set forth in the introduction to this Agreement.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Portfolio Company” means each of CMV and CHKM.

“Portfolio Company Documents” means (i) the Third Amended and Restated Limited Liability Company Agreement of CMV, dated as of June 29, 2012, and (ii) the First Amended and Restated Agreement of Limited Company of CHKM, dated as of August 3, 2010.

2.	Sales of CMV and CHKM Units.

In the event that GP II directly or indirectly causes any Fund Owner to dispose (other than in connection with an Equity Syndication or transfers solely among Fund Owners) of all or any portion of the CMV Units and/or the CHKM Units not held by Eagle Holdings, or any direct or indirect interest in any entity other than Eagle Holdings which holds the CMV Units and/or the CHKM Units, it shall take all actions necessary to cause Eagle Holdings to dispose of, for the pro rata benefit of its limited partners, the same proportion of its CMV Units and/or its CHKM Units, as applicable, as the CMV Units and/or the CHKM Units (or proportionate interest therein) being disposed of by the Fund Owner at the same time and on the same terms (including as to price) as the Fund Owner. In the event that GP II directly or indirectly causes any Fund Owner to dispose of all or a portion of its interest in Eagle Holdings or any intermediate entity with respect thereto (other than in connection with an Equity Syndication or transfers solely among Fund Owners), it shall take all actions necessary to cause the Holding Partnership to dispose of, on a pro rata basis, the same proportion of its interest in Eagle Holdings as is being disposed of by the Fund Owner at the same time and on the same terms (including as to price) as the Fund Owner. Any disposition of the CMV Units or the CHKM Units by Eagle Holdings shall result in a pro rata distribution of the proceeds of such disposition to the partners of Eagle Holdings.

3.	Voting.

To the extent that Eagle Holdings is entitled to vote on any matters under the Portfolio Company Documents, GP II shall cause Eagle Holdings to cast all of its votes in an identical manner and in a manner consistent with that of any Fund Owner in respect of its interest in the Portfolio Company.

4.	Board Designee.

To the extent that Eagle Holdings is entitled to designate one or more members of the board of managers of CHKM GP, to the extent requested by Eagle 4, it shall designate an individual identified by Eagle 4, provided that such individual is reasonably qualified for service as a member of such board and is approved by GP II, such approval not to be unreasonably withheld.

5.	Counterparts.

This Agreement may be executed by facsimile, “PDF” or other electronic means in counterparts, each of which, when so executed and delivered, shall be an original and together shall constitute one agreement binding upon the Parties hereto.

6.	Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 DEL. C. §2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONFIRMS AND AGREES THAT IT IS AND SHALL CONTINUE TO BE (I) SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (II) SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE.

7.	Successors.

Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding upon the Parties and their legal representatives, heirs, successors and assigns, in their capacities as general partners or managing members of the relevant entities to effect the provisions of this Agreement.

8.	Third Party Beneficiaries.

Notwithstanding anything herein or in any other agreement to the contrary, this Agreement is not intended to confer any rights or remedies upon, and shall not be enforceable by any Person other than the actual Parties hereto and their respective successors and permitted assigns.

9.	Termination.

This Agreement shall not be terminated without the written consent of all Parties.

10.	Severability.

Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

11.	Amendments.

This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the parties hereto.

12.	Dispute Resolution.

If the parties hereto are unable to settle any legal action or proceeding with respect to this Agreement through negotiations within thirty (30) days, such legal action or proceeding shall be submitted exclusively to the American Arbitration Association (the “AAA”) for arbitration in New York City, New York. Unless otherwise expressly stated herein, the arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection in effect at the time of the submission to arbitration. The arbitral tribunal shall consist of three arbitrators; each party hereto shall appoint one arbitrator and the third arbitrator shall be appointed by both parties hereto with mutual agreement as the presiding arbitrator. If no agreement can be reached within the time period required by the AAA, the presiding arbitrator shall be appointed by the AAA. The arbitral award shall be non-appealable and final and binding upon the parties hereto. Neither party hereto shall be required to give general discovery of documents, but may be required to produce specific, identified documents that are relevant to the dispute. The language of the arbitration shall be English. The parties hereto agree that all information concerning the arbitration (including fact, substance, result and the existence of the arbitration) shall remain confidential and not be disclosed, except as may be required to enforce the arbitral award

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

GIP II EAGLE 4 HOLDING GP, LLC

By:
Name:
Title:

GIP II EAGLE HOLDINGS PARTNERSHIP, L.P.

By: GIP II Eagle Acquisition Holdings GP, LLC, its general partner

By:
Name:
Title:

GLOBAL INFRASTRUCTURE GP II, L.P.

By: Global Infrastructure Investors II, LLC, its general partner

By:
Name:
Title: